Exhibit 99.1

WD-40 Company Reports Second Quarter 2019  Financial Results

~ Foreign currency exchange rate fluctuations had an unfavorable impact on reported net sales results ~

~  Management reiterates previously issued fiscal year guidance ~

SAN DIEGO – April 9, 2019 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2019.

Financial Highlights and Summary

•

Total net sales for the second quarter were $101.3 million, relatively constant compared to the prior year fiscal quarter. Year-to-date total net sales were $202.6 million, an increase of 2 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis, total net sales would have been $104.6 million for the second quarter and  $207.1 million year to date.

•

Net income for the second quarter was $15.9 million, an increase of 7 percent compared to the prior year fiscal quarter.  Year-to-date net income was $29.2 million, an increase of 6 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.14 in the second quarter, compared to $1.05 per share for the prior year fiscal quarter.  Year-to-date diluted earnings per share were $2.09 compared to $1.95 in the prior year fiscal period.

•

Gross margin was 55.4 percent in the second quarter compared to 55.1 percent in the prior year fiscal quarter.  Year-to-date gross margin remained constant at 55.3 percent for both the current and prior year fiscal period.

•

Selling, general and administrative expenses were up 1 percent in the second quarter to $30.6 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 3 percent to $63.3 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses remained relatively constant at $5.2 million for both the current and prior year fiscal quarter.   Year-to-date advertising and sales promotion expenses were up 8 percent to $11.1 million compared to the prior year fiscal period.

“I have often found it wise to consider whether an ‘event’ or a ‘trend’ is behind any particular operational outcome.  This quarter is a great example of why I think about our business in this way,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “We experienced two ‘events’ in the United States this quarter that resulted in a 6 percent decline in sales of WD-40 Multi-Use Product in the country compared to last year.  This decline in sales was driven by the rotation of products that periodically occurs in the warehouse club channel as well as some delayed promotions with a key U.S. customer.

“Product rotation is a very normal ‘event’ in the warehouse club channel driven by the fact that they have a limited amount of shelf space for a limited number of brands.  Additionally, the delayed promotions we experienced with a key U.S. customer is directly tied to the proactive price increases we put in place last June to offset rising commodity prices.  Though necessary, pricing decisions like these, can cause ‘events’ which are disruptive.

“Even though we had softer revenue in the quarter than we would have liked due to these ‘events,’ in the U.S., we continue to see long-term global growth that is in-line with our aspirational targets.  For example, on a constant currency basis EMEA sales for the second quarter increased by 10 percent compared to the prior year fiscal quarter.  This is on the high-end of our targeted compound annual growth rate for this segment.  While we expect we will continue to see fluctuations in the performance of certain markets quarter to quarter, our long-term growth plans remain unchanged,” concluded Ridge.

 Net Sales by Segment (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2019	2018	Change	2019	2018	Change
Americas	$43,897	$44,967	(2)%	$91,688	$91,130	1%
EMEA	40,966	39,632	3%	79,711	74,660	7%
Asia-Pacific	16,472	16,657	(1)%	31,218	33,063	(6)%
Total	$101,335	$101,256	-	$202,617	$198,853	2%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 43 percent; for EMEA, 41 percent; and for Asia-Pacific, 16 percent.
•

Net sales in the Americas decreased 2 percent in the second quarter primarily due to lower sales of maintenance products, which decreased 1 percent compared to the prior year fiscal period.  This sales decline was primarily due to lower sales of WD-40 Multi-Use Product in the United States which declined 6 percent compared to the prior year quarter.  This was driven by the normal rotation that occurs in the warehouse club channel and some delayed promotions with a key customer.   This decline in sales was partially offset by higher sales of WD-40 Specialist in the United States and higher sales of maintenance products in Canada and Latin American driven by the timing of customer orders and expanded distribution.

•

Net sales in EMEA increased 3 percent in the second quarter primarily due to higher sales of homecare and cleaning products which increased 56 percent compared to the prior year fiscal period.  This sales increase was primarily due to higher sales of 1001 Carpet Fresh due to the favorable impacts of some digital marketing windfalls associated with this brand and increased sales of the WD-40 EZ Reach Flexible Straw product.  Changes in foreign currency exchange rates had an unfavorable impact on sales for EMEA from period to period.  On a constant currency basis EMEA sales for the second quarter would have increased by $3.8 million or 10 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific decreased 1 percent in the second quarter primarily due to  a decline in sales of maintenance products in the Australia and the Asia distributor markets.   This lower level of sales was partially offset by a  19 percent increase in sales of maintenance products in China.  The sales decline in the Asia distributor markets was primarily due to the timing of customer orders of the WD-40 Specialist product line from period to period. The sales growth in China was primarily attributable to successful promotional programs and increased distribution in the region.  The decline in Australia was primarily due changes in foreign currency exchange rates. Foreign currency exchange rates had an unfavorable impact on sales in Asia-Pacific from period to period.  On a constant currency basis Asia-Pacific sales for the second quarter would have increased $0.4 million or 3 percent compared to the prior year fiscal period.

Net Sales by Product Group (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2019	2018	Change	2019	2018	Change
Maintenance products	$92,370	$92,319	-	$184,838	$180,349	2%
Homecare and cleaning products	8,965	8,937	-	17,779	18,504	(4)%
Total	$101,335	$101,256	-	$202,617	$198,853	2%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, remained relatively constant in the second quarter when compared to the prior year fiscal period.  This was primarily attributable to decreased sales of WD-40 Multi-Use Product within the Americas segment. These declines were mostly offset by increased sales of maintenance products within the EMEA segment.

•

Net sales of homecare and cleaning products remained relatively constant in the second quarter when compared to the prior year fiscal period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 19, 2019 a quarterly dividend of $0.61 per share payable April 30, 2019 to stockholders of record at the close of business on April 19, 2019.

On June 19, 2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through February 28, 2019, the Company repurchased 70,684 shares at a total cost of $12.1 million under this $75.0 million plan.

Fiscal Year 2019 Guidance

The Company reaffirmed its guidance for fiscal year 2019 as follows:

•	Net sales growth is projected to be between 4 and 7 percent with net sales expected to be between $425 million and $437 million.
•	Gross margin percentage for the full year is expected to be near 55 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 21 and 22 percent.
•	Net income is projected to be between $62.2 million and $63.2 million.
•	Diluted earnings per share is expected to be between $4.51 and $4.58 based on an estimated 13.8 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures.

“We believe we are going to end the year in-line with our previously issued guidance and are reaffirming guidance today,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer.  “We expect our net sales may ultimately be at the lower end of the range we’ve shared with investors.  However, gross margin has shown a slight positive trend in recent weeks.  All our current indicators show that the back half of the fiscal year should be solid.”

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2018 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; the impact of the “Tax Cuts and Jobs Act”; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2019 which the Company expects to file with the SEC on April 9, 2019.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 9, 2019, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$31,596	$48,866
Short-term investments	224	219
Trade accounts receivable, less allowance for doubtful
accounts of $295 and $340 at February 28, 2019
and August 31, 2018, respectively	75,239	69,025
Inventories	44,207	36,536
Other current assets	8,079	13,337
Total current assets	159,345	167,983
Property and equipment, net	39,475	36,357
Goodwill	95,710	95,621
Other intangible assets, net	12,165	13,513
Deferred tax assets, net	514	511
Other assets	3,066	3,074
Total assets	$310,275	$317,059

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$21,244	$19,115
Accrued liabilities	19,424	26,240
Accrued payroll and related expenses	9,635	14,823
Short-term borrowings	25,948	23,600
Income taxes payable	824	2,125
Total current liabilities	77,075	85,903
Long-term borrowings	63,379	62,800
Deferred tax liabilities, net	12,148	11,050
Other long-term liabilities	1,788	1,817
Total liabilities	154,390	161,570

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,770,339 and 19,729,774 shares issued at February 28, 2019 and
August 31, 2018, respectively; and 13,820,294 and 13,850,413 shares
outstanding at February 28, 2019 and August 31, 2018, respectively	20	20
Additional paid-in capital	154,394	153,469
Retained earnings	364,116	351,266
Accumulated other comprehensive loss	(28,954)	(27,636)
Common stock held in treasury, at cost ― 5,950,045 and 5,879,361
shares at February 28, 2019 and August 31, 2018, respectively	(333,691)	(321,630)
Total shareholders' equity	155,885	155,489
Total liabilities and shareholders' equity	$310,275	$317,059

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2019	2018	2019	2018

Net sales	$101,335	$101,256	$202,617	$198,853
Cost of products sold	45,177	45,498	90,628	88,898
Gross profit	56,158	55,758	111,989	109,955

Operating expenses:
Selling, general and administrative	30,591	30,437	63,322	61,654
Advertising and sales promotion	5,184	5,212	11,150	10,327
Amortization of definite-lived intangible assets	668	741	1,401	1,470
Total operating expenses	36,443	36,390	75,873	73,451

Income from operations	19,715	19,368	36,116	36,504

Other income (expense):
Interest income	45	131	96	264
Interest expense	(685)	(1,002)	(1,395)	(1,843)
Other income (expense), net	497	(281)	873	(153)
Income before income taxes	19,572	18,216	35,690	34,772
Provision for income taxes	3,666	3,398	6,505	7,324
Net income	$15,906	$14,818	$29,185	$27,448

Earnings per common share:
Basic	$1.15	$1.05	$2.10	$1.95
Diluted	$1.14	$1.05	$2.09	$1.95

Shares used in per share calculations:
Basic	13,828	13,967	13,837	13,972
Diluted	13,857	13,995	13,869	14,003

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2019	2018
Operating activities:
Net income	$29,185	$27,448
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,825	3,886
Net gains on sales and disposals of property and equipment	(15)	(96)
Deferred income taxes	411	(7,184)
Stock-based compensation	3,358	3,238
Unrealized foreign currency exchange losses	460	284
Provision for bad debts	35	28
Changes in assets and liabilities:
Trade accounts receivable	(6,378)	(7,147)
Inventories	(7,189)	(3,752)
Other assets	5,318	2,539
Accounts payable and accrued liabilities	(5,239)	(260)
Accrued payroll and related expenses	(5,251)	(4,329)
Other long-term liabilities and income taxes payable	(1,294)	6,499
Net cash provided by operating activities	17,226	21,154

Investing activities:
Purchases of property and equipment	(5,006)	(9,247)
Proceeds from sales of property and equipment	124	246
Purchase of intangible assets	-	(175)
Purchases of short-term investments	-	(84,181)
Maturities of short-term investments	-	83,967
Net cash used in investing activities	(4,882)	(9,390)

Financing activities:
Treasury stock purchases	(12,061)	(11,377)
Dividends paid	(16,011)	(14,486)
Proceeds from issuance of common stock	-	215
Proceeds from issuance of long-term senior notes	-	20,000
Repayments of long-term senior notes	(400)	-
Net proceeds (repayments) of revolving credit facility	2,407	(6,780)
Shares withheld to cover taxes upon conversions of equity awards	(2,433)	(1,797)
Net cash used in financing activities	(28,498)	(14,225)
Effect of exchange rate changes on cash and cash equivalents	(1,116)	1,879
Net decrease in cash and cash equivalents	(17,270)	(582)
Cash and cash equivalents at beginning of period	48,866	37,082
Cash and cash equivalents at end of period	$31,596	$36,500